Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Reports Second Quarter 2023 Results

For Release July 27, 2023

●	Second quarter 2023 net income of $65.3 million increased 21% compared to second quarter of 2022 and increased 19% compared to the first quarter 2023.

●	Second quarter 2023 diluted earnings per common share of $1.31 increased 18% compared to the second quarter of 2022 and increased 22% compared to the first quarter of 2023.

●	During the second quarter 2023, the Company recorded a $13.0 million tax benefit related to tax refunds and changes to its state tax apportionment calculations, which was offset by credit events that totaled approximately $14.8 million, primarily for the impact of a multi-family loan charge-off, an increase in specific reserves for a healthcare customer, and changes to qualitative factors and forecasted loss rates.

●	Total assets of $15.9 billion increased 11% compared to March 31, 2023, and increased 26% compared to December 31, 2022.

●	As of June 30, 2023, the Company had $5.3 billion, or 34% of total assets, in unused borrowing capacity with the Federal Home Loan Bank and the Federal Reserve Discount window, based on available collateral.

●	The Company’s most liquid assets are in unrestricted cash, short-term investments, including interest-bearing demand deposits, mortgage loans in process of securitization, loans held for sale, and warehouse lines of credit included in loans receivable. Taken together, with unused borrowing capacity, these totaled $10.2 billion, or 64%, of the $15.9 billion in total assets as of June 30, 2023.

●	Uninsured deposits totaled approximately $2 billion as of June 30, 2023, representing less than 20% of total deposits.

●	Loans receivable of $9.9 billion, net of allowance for credit losses on loans, increased $1.3 billion, or 15%, compared to March 31, 2023, and increased $2.4 billion, or 33%, compared to December 31, 2022.

●	Efficiency ratio was 32.7% in the second quarter of 2023 compared to 29.6% in the second quarter of 2022 and 30.3% in the first quarter of 2023.

●	Tangible book value per common share of $24.14 increased 23% compared to $19.70 in the second quarter of 2022 and increased 6% compared to $22.88 in the first quarter of 2023.

CARMEL, Indiana – (PR Newswire) - Merchants Bancorp (the “Company” or “Merchants”) (Nasdaq: MBIN), parent company of Merchants Bank of Indiana, today reported second quarter 2023 net income of $65.3 million, or diluted earnings per common share of $1.31. This compared to $53.9 million, or diluted earnings per common share of $1.11 in the second quarter of 2022, and compared to $55.0 million, or diluted earnings per common share of $1.07 in the first quarter of 2023.

“We have continued to garner accolades for our performance and were honored to be named this month by American Banker Magazine as the #1 top-performing bank with assets between $10-50 billion. Our results in the second quarter reflected that ongoing strength as we delivered profitable loan growth and our noninterest income gained momentum from diverse sources. We have effectively managed our expenses and capital during this time of economic uncertainty, while maintaining an expense ratio of 32.7%, a return on average assets of 1.78%, and increasing tangible book value to $24.14 per share,” said Michael F. Petrie, Chairman and CEO of Merchants.

Michael J. Dunlap, President and Chief Operating Officer of Merchants, added, “Our liquidity remains strong, with unused borrowing capacity that increased to $5.3 billion during the quarter, which positions us well to execute our plans for future growth. Our relationship-focused teams are working hard every day to meet the needs of our loyal customers and improve communities across the country.”

Net income of $65.3 million for the second quarter 2023 increased by $11.4 million, or 21%, compared to the second quarter of 2022, driven by:

●	a $33.6 million, or 47%, increase in net interest income,

●	a $14.8 million, or 82%, decrease in the Provision for Income Tax, reflecting a $13.0 million tax benefit related to tax refunds and changes to its state tax apportionment calculations described in the Provision for Income Tax section,

●	a $16.4 million, or 264%, increase in provision for credit losses, primarily due to credit events that totaled approximately $14.8 million for the impact of a multi-family loan charge-off, an increase in specific reserves for a healthcare customer, and changes to qualitative factors and forecasted loss rates, described in the Asset Quality section,

●	an $11.4 million, 34%, increase in noninterest expense, and

●	a $10.2 million, or 47%, decrease in gain on sale of loans.

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Net income of $65.3 million for the second quarter 2023 increased by $10.3 million, or 19%, compared to the first quarter of 2023, primarily driven by:

●	a $15.6 million, or 109%, increase in noninterest income reflecting higher gain on sale of loans, loan servicing fees and syndication and asset management fees,

●	a $15.1 million, or 82%, decrease in the Provision for Income Tax, reflecting a $13.0 million tax benefit related to tax refunds and changes to its state tax apportionment calculations described in the Provision for Income Tax section,

●	a $4.9 million, or 5%, increase in net interest income,

●	a $15.7 million, or 229%, increase in provision for credit losses, primarily due to credit events that totaled approximately $14.8 million for the impact of a multi-family loan charge-off, an increase in specific reserves for a healthcare customer, and changes to qualitative factors and forecasted loss rates, described in the Asset Quality section, and

●	a $9.5 million, 27%, increase in noninterest expense.

Total Assets

Total assets of $15.9 billion at June 30, 2023 increased $1.6 billion, or 11%, compared to March 31, 2023, and increased $3.3 billion, or 26%, compared to December 31, 2022. Increases compared to both periods were primarily due to significant growth in the mortgage warehouse, multi-family and healthcare loan portfolios.

Return on average assets was 1.78% for the second quarter of 2023 compared to 2.20% for the second quarter of 2022 and 1.71% for the first quarter of 2023.

Asset Quality

The allowance for credit losses on loans of $63.0 million as of June 30, 2023 increased $11.1 million, or 22%, compared to March 31, 2023 and increased $19.0 million, or 43%, compared to December 31, 2022. The increases were primarily due to the following:

●	replenishment of $8.2 million related to the charge-off of a loan in the multi-family portfolio,

●	a $2.0 million increase in net specific reserves, primarily related to a loan in the healthcare portfolio,

●	a $4.6 million increase related to changes in qualitative factors and forecasted loss rates to reflect changes in industry conditions, such as the impact of higher interest rates, and

●	loan growth in the period.

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The increases to the allowance for credit losses were partially offset by charge-offs of $9.5 million during the second quarter of 2023, which compared to no charge-offs in the first quarter of 2023 and $47 thousand of charge-offs in the second quarter of 2022.

Non-performing loans were $68.4 million, or 0.69%, of loans receivable as of June 30, 2023, compared to 0.76% at March 31, 2023, and 0.36% at December 31, 2022. The increase in non-performing loans compared to both periods was primarily due to 3 customers.

Securities Available for Sale

Total securities available for sale of $648.0 million as of June 30, 2023 decreased $31.5 million, or 5%, compared to March 31, 2023, and increased $324.7 million, or 100%, compared to December 31, 2022.

As of June 30, 2023, Accumulated Other Comprehensive Losses (“AOCL”) of $7.0 million, related to securities available for sale, decreased $0.7 million, or 9%, compared to March 31, 2023, and decreased $3.5 million, or 33%, compared to December 31, 2022. The $7.0 million of AOCL as of June 30, 2023 represented less than 1% of total equity and less than 1% of total investment securities.

Total Deposits

Total deposits of $13.1 billion at June 30, 2023 increased $1.7 billion, or 15%, compared to March 31, 2023, and increased $3.0 billion, or 30%, compared to December 31, 2022. The increase for both periods was primarily due to an increase in brokered certificates of deposit.

Total brokered deposits of $4.8 billion at June 30, 2023 increased $1.0 billion, or 27%, from March 31, 2023 and increased $2.0 billion, or 72%, from December 31, 2022. Brokered deposits represented 36% of total deposits at June 30, 2023 compared to 33% of total deposits at March 31, 2023 and 27% of total deposits at December 31, 2022. As of June 30, 2023, brokered certificates of deposit had a weighted average remaining duration of 51 days.

The Company continues to offer new products, such as adjustable-rate certificates of deposits, to minimize interest rate risks by aligning the rate and short duration characteristics of its deposit and loan portfolios. Additionally, the Company has offered its insured cash sweep program since 2018, which extends FDIC protection up to $100 million. This program has contributed to the Company’s low level of uninsured deposits, which were below 20% of total deposits as of June 30, 2023.

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Liquidity

Cash balances of $377.3 million as of June 30, 2023 increased by $7.7 million compared to March 31, 2023 and increased by $151.1 million compared to December 31, 2022. The Company continues to have significant borrowing capacity, with unused lines of credit totaling $5.3 billion as of June 30, 2023 compared to $4.0 billion at March 31, 2023 and $3.1 billion at December 31, 2022.

This liquidity enhances the ability to effectively manage interest expense and asset levels in the future. Additionally, the Company’s business model is designed to continuously sell a significant portion of its loans, which provides flexibility in managing its liquidity.

Comparison of Operating Results for the Three Months Ended

June 30, 2023 and 2022

Net Interest Income of $105.6 million increased $33.6 million, or 47%, compared to $72.0 million, reflecting higher yields and average balances on loans and loans held for sale, and new balances of securities held to maturity, which were partially offset by higher interest rates on deposits and higher average rates on borrowings, primarily related to the credit linked notes issued by the Company during the first quarter of 2023.

●	Interest rate spread of 2.41% decreased 49 basis points compared to 2.90%.

●	Net interest margin of 2.97% decreased 6 basis points compared to 3.03%.

Interest Income of $258.1 million increased $168.8 million, or 189%, compared to $89.3 million, reflecting an increase in both yields and average balances of loans and loans held for sale, as well as new balances in securities held to maturity.

●	Average balances of $12.0 billion for loans and loans held for sale increased 38% compared to $8.6 billion.

●	Average yield on loans and loans held for sale of 7.67% increased 368 basis points compared to 3.99%.

Interest Expense of $152.5 million increased 784% compared to $17.2 million. Interest expense on deposits of $137.8 million increased $123.0 million, or 833%, compared $14.8 million, primarily reflecting higher rates on certificates of deposit, interest-bearing checking, and money market accounts, as well as higher average rates on borrowings, primarily related to the credit linked notes issued by the Company during the first quarter of 2023.

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●	Average balances of $12.0 billion for interest-bearing deposits increased 63% compared to $7.4 billion.

●	Average interest rates of 4.60% for interest-bearing deposits increased 379 basis points compared to 0.81%.

Provision for Credit Losses of $22.6 million increased $16.4 million compared to $6.2 million, primarily reflecting the impact of charge-offs, an increase in specific reserves, changes to qualitative and loss factors, as well as loan growth described in the Asset Quality section above.

Noninterest Income of $29.9 million decreased $9.3 million, or 24%, compared to $39.2 million, primarily due to a $10.2 million, or 47%, decrease in gain on sale of loans.

●	The decrease in gain on sale of loans was associated with a business mix shift in multi-family lending, from volumes sold in the secondary market towards those maintained on the balance sheet.

●	Loan servicing fees included a $3.4 million positive fair market value adjustment to servicing rights, with a $1.3 million positive adjustment in the Banking segment and a $2.1 million positive adjustment in the Multi-family Mortgage Banking segment. This compared to a $7.7 million positive fair market value adjustment to mortgage servicing rights, of which $1.1 million was in the Banking segment and $6.6 million was in the Multi-family Mortgage Banking segment.

Noninterest Expense of $44.3 million increased $11.4 million, or 34%, compared to $33.0 million, primarily due to increases in salaries and employee benefits, deposit insurance expense, and professional fees.

●	The efficiency ratio of 32.7% increased 307 basis points compared to 29.6%.

Provision for Income Taxes of $3.3 million decreased $14.8 million compared to $18.1 million, reflecting a $13.0 million tax benefit related to tax refunds and changes to state tax apportionment calculations.

During the second quarter of 2023, the Company received an advisory letter it requested from the State of Indiana related to certain state tax apportionment provisions in the Indiana Financial Institution Tax Code and Regulations. The advisory letter provided guidance related to the methodology used to determine and source the receipts in the state of Indiana for the Company’s mortgage origination and warehousing service lines. In effect, the guidance provided the Company the ability to revise its state income tax apportionment calculation to reduce its Indiana tax and related deferred tax liabilities. As such, the Company will amend several of its state returns and request the respective refunds. Additionally, the change in methodology is expected to result in a 1.0% to 1.5% reduction in the Company’s overall effective tax rate in the future.

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Comparison of Operating Results for the Three Months Ended

June 30, 2023 and March 31, 2023

Net Interest Income of $105.6 million increased $4.9 million, or 5%, compared to $100.7 million, reflecting higher average balances and yields on loans and loans held for sale, which were partially offset by higher interest rates and average balances on deposits and borrowings.

●	Interest rate spread of 2.41% decreased 35 basis points compared to 2.76%.

●	Net interest margin of 2.97% decreased 30 basis points compared to 3.27%.

Interest Income of $258.1 million increased $46.8 million, or 22%, compared to $211.3 million, reflecting an increase in average balances and yields on loans and loans held for sale.

●	Average balances of $12.0 billion for loans and loans held for sale increased 13%, compared to $10.6 billion.

●	Average yield on loans and loans held for sale of 7.67% increased 42 basis points compared to 7.25%.

Interest Expense of $152.5 million increased $41.9 million, or 38%, compared to $110.6 million. Interest expense on deposits of $137.8 million increased $33.4 million, or 32%, compared to $104.4 million, primarily due to higher average balances and interest rates on certificates of deposit and interest-bearing checking, accounts, as well as higher average rates on borrowings, primarily related to the credit linked notes issued by the Company during the first quarter of 2023.

●	Average balances of $12.0 billion for interest-bearing deposits increased 15% compared to $10.5 billion.

●	Average interest rates of 4.60% for interest-bearing deposits increased 55 basis points compared to 4.05%.

Provision for Credit Losses of $22.6 million increased $15.7 million compared to $6.9 million, primarily reflecting the impact of charge-offs, an increase in specific reserves, changes to qualitative and loss factors, as well as loan growth described in the Asset Quality section above.

Noninterest Income of $29.9 million increased $15.6 million, or 109%, compared $14.3 million, primarily due to a $6.3 million, or 265%, increase in loan servicing fees, a $4.6 million, or 69%, increase in gain on sale of loans, and a $2.7 million, or 221% increase in syndication and asset management fees.

●	Loan servicing fees included a $3.4 million positive fair market value adjustment to servicing rights, with a $1.3 million positive adjustment in the Banking segment and a $2.1 million positive adjustment in the Multi-family Mortgage Banking segment. This compared to a $2.9 million negative fair market value adjustment to servicing rights, with a $0.7 million negative adjustment in the Banking segment and a $2.2 million negative adjustment in the Multi-family Mortgage Banking segment.

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Noninterest Expense of $44.3 million increased $9.5 million, or 27%, compared to $34.8 million, primarily due to increases in salaries and employee benefits, deposit insurance expense and professional fees.

●	The efficiency ratio of 32.7% increased 246 basis points compared to 30.3%.

Provision for Income Taxes of $3.3 million decreased $15.1 million compared to $18.4 million, reflecting the $13.0 million tax benefit related to the tax refunds and changes to state tax apportionment calculations described in the Comparison of Operating Results for the Three Months Ended June 30, 2023 and March 31, 2023 section above.

About Merchants Bancorp

Ranked as a top performing U.S. public bank by S&P Global Market Intelligence, Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple segments, including Multi-family Mortgage Banking that primarily offers multi-family housing and healthcare facility financing and servicing. Through this segment it also serves as a syndicator of low-income housing tax credit and debt funds; Mortgage Warehousing that offers mortgage warehouse financing, commercial loans, and deposit services; and Banking that offers retail and correspondent residential mortgage banking, agricultural lending, and traditional community banking. Merchants Bancorp, with $15.9 billion in assets and $13.1 billion in deposits as of June 30, 2023, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Merchants Capital Investments, LLC, Merchants Capital Servicing, LLC, Merchants Asset Management, LLC, Farmers-Merchants Bank of Illinois, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbancorp.com.

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Forward-Looking Statements

This press release contains forward-looking statements which reflect management’s current views with respect to, among other things, future events and financial performance. These statements are often, but not always, made through the use of words or phrases such as "may," "might," "should," "could," "predict," "potential," "believe," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "goal," "target," "outlook," "aim," "would," "annualized" and "outlook," or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, management cautions that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated in these forward-looking statements, including the impacts of factors identified in "Risk Factors" or "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

MEDIA CONTACT: REBECCA MARSH

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@merchantsbankofindiana.com

INVESTOR CONTACT: JOHN MACKE

Merchants Bancorp

Phone: (317) 536-7421

Email: jmacke@merchantsbankofindiana.com

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Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Assets
Cash and due from banks	$15,390	$19,002	$22,170	$13,796	$10,714
Interest-earning demand accounts	361,920	350,584	203,994	310,165	247,432
Cash and cash equivalents	377,310	369,586	226,164	323,961	258,146
Securities purchased under agreements to resell	3,412	3,438	3,464	3,497	3,520
Mortgage loans in process of securitization	298,907	197,074	154,194	137,448	323,046
Securities available for sale	648,003	679,518	323,337	322,069	336,814
Securities held to maturity (includes $1,058,590, $1,106,582, $1,118,966, $1,005,487 and $0 at fair value, respectively)	1,062,017	1,104,835	1,119,078	1,005,487	—
Federal Home Loan Bank (FHLB) stock	39,130	39,130	39,130	39,130	39,130
Loans held for sale (includes $82,931, $85,516, $82,192, $68,785 and $41,991 at fair value, respectively)	3,058,013	2,855,250	2,910,576	2,844,750	2,759,116
Loans receivable, net of allowance for credit losses on loans of $62,986, $51,838, $44,014, $38,996 and $37,474, respectively	9,854,018	8,575,210	7,426,858	6,919,128	7,033,203
Premises and equipment, net	36,947	35,793	35,438	35,492	35,085
Servicing rights	147,288	143,867	146,248	144,984	130,710
Interest receivable	70,509	64,282	56,262	40,170	26,184
Goodwill	15,845	15,845	15,845	15,845	15,845
Intangible assets, net	949	1,068	1,186	1,307	1,441
Other assets and receivables	262,524	156,070	157,447	145,454	123,815
Total assets	$15,874,872	$14,240,966	$12,615,227	$11,978,722	$11,086,055
Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest-bearing	$349,387	$313,733	$326,875	$315,868	$444,461
Interest-bearing	12,710,477	11,031,498	9,744,470	10,003,611	7,855,277
Total deposits	13,059,864	11,345,231	10,071,345	10,319,479	8,299,738
Borrowings	1,016,836	1,233,762	930,392	97,279	1,440,904
Deferred and current tax liabilities, net	16,084	32,827	19,613	19,124	19,414
Other liabilities	221,788	123,462	134,138	130,250	97,460
Total liabilities	14,314,572	12,735,282	11,155,488	10,566,132	9,857,516
Commitments and Contingencies
Shareholders' Equity
Common stock, without par value
Authorized - 75,000,000 shares
Issued and outstanding - 43,237,300 shares, 43,233,618 shares, 43,113,127 shares, 43,109,578 shares and 43,106,505 shares	138,853	138,105	137,781	137,226	136,671
Preferred stock, without par value - 5,000,000 total shares authorized
7% Series A Preferred stock - $25 per share liquidation preference
Authorized - 3,500,000 shares
Issued and outstanding - 2,081,800 shares	50,221	50,221	50,221	50,221	50,221
6% Series B Preferred stock - $1,000 per share liquidation preference
Authorized - 125,000 shares
Issued and outstanding - 125,000 shares (equivalent to 5,000,000 depositary shares)	120,844	120,844	120,844	120,844	120,844
6% Series C Preferred stock - $1,000 per share liquidation preference
Authorized - 200,000 shares
Issued and outstanding - 196,181 shares (equivalent to 7,847,233 depositary shares)	191,084	191,084	191,084	191,084	191,084
8.25% Series D Preferred stock - $1,000 per share liquidation preference
Authorized - 300,000 shares
Issued and outstanding - 142,500 shares (equivalent to 5,700,000 depositary shares)	137,459	137,459	137,459	137,371	—
Retained earnings	928,875	875,700	832,871	787,530	737,789
Accumulated other comprehensive loss	(7,036)	(7,729)	(10,521)	(11,686)	(8,070)
Total shareholders' equity	1,560,300	1,505,684	1,459,739	1,412,590	1,228,539
Total liabilities and shareholders' equity	$15,874,872	$14,240,966	$12,615,227	$11,978,722	$11,086,055

Consolidated Statement of Income

(Unaudited)

(In thousands, except share data)

	Three Months Ended			Change
	June 30,	March 31,	June 30,	2Q23	2Q23
	2023	2023	2022	vs. 1Q23	vs. 2Q22
Interest Income
Loans	$228,732	$189,450	$85,994	21%	166%
Mortgage loans in process of securitization	3,127	1,648	1,449	90%	116%
Investment securities:
Available for sale - taxable	5,564	2,266	917	146%	507%
Held to maturity	17,311	15,754	—	10%	100%
Federal Home Loan Bank stock	471	427	284	10%	66%
Other	2,864	1,749	626	64%	358%
Total interest income	258,069	211,294	89,270	22%	189%
Interest Expense
Deposits	137,801	104,442	14,768	32%	833%
Borrowed funds	14,651	6,159	2,471	138%	493%
Total interest expense	152,452	110,601	17,239	38%	784%
Net Interest Income	105,617	100,693	72,031	5%	47%
Provision for credit losses	22,603	6,867	6,212	229%	264%
Net Interest Income After Provision for Credit Losses	83,014	93,826	65,819	-12%	26%
Noninterest Income
Gain on sale of loans	11,350	6,733	21,564	69%	-47%
Loan servicing fees, net	8,616	2,360	9,607	265%	-10%
Mortgage warehouse fees	2,865	1,028	1,350	179%	112%
Syndication and asset management fees	3,896	1,212	1,599	221%	144%
Other income	3,155	2,931	5,051	8%	-38%
Total noninterest income	29,882	14,264	39,171	109%	-24%
Noninterest Expense
Salaries and employee benefits	25,724	22,146	22,475	16%	14%
Loan expenses	907	804	1,184	13%	-23%
Occupancy and equipment	2,456	2,232	2,011	10%	22%
Professional fees	3,723	2,269	1,594	64%	134%
Deposit insurance expense	3,806	2,178	670	75%	468%
Technology expense	1,571	1,577	1,304	—	20%
Other expense	6,133	3,566	3,719	72%	65%
Total noninterest expense	44,320	34,772	32,957	27%	34%
Income Before Income Taxes	68,576	73,318	72,033	-6%	-5%
Provision for income taxes	3,274	18,363	18,098	-82%	-82%
Net Income	$65,302	$54,955	$53,935	19%	21%
Dividends on preferred stock	(8,668)	(8,667)	(5,729)	—	51%
Net Income Allocated to Common Shareholders	$56,634	$46,288	$48,206	22%	17%
Basic Earnings Per Share	$1.31	$1.07	$1.12	22%	17%
Diluted Earnings Per Share	$1.31	$1.07	$1.11	22%	18%
Weighted-Average Shares Outstanding
Basic	43,235,398	43,179,604	43,209,824
Diluted	43,309,393	43,290,779	43,335,211

Consolidated Statement of Income

(Unaudited)

(In thousands, except share data)

	Six Months Ended
	June 30,	June 30,
	2023	2022	Change
Interest Income
Loans	$418,182	$158,190	164%
Mortgage loans in process of securitization	4,775	3,694	29%
Investment securities:
Available for sale - taxable	7,830	1,618	384%
Held to maturity	33,065	—	100%
Federal Home Loan Bank stock	898	553	62%
Other	4,613	1,227	276%
Total interest income	469,363	165,282	184%
Interest Expense
Deposits	242,243	23,581	927%
Borrowed funds	20,810	3,945	428%
Total interest expense	263,053	27,526	856%
Net Interest Income	206,310	137,756	50%
Provision for credit losses	29,470	8,663	240%
Net Interest Income After Provision for Credit Losses	176,840	129,093	37%
Noninterest Income
Gain on sale of loans	18,083	39,529	-54%
Loan servicing fees, net	10,976	19,338	-43%
Mortgage warehouse fees	3,893	3,208	21%
Syndication and asset management fees	5,108	2,213	131%
Other income	6,086	9,480	-36%
Total noninterest income	44,146	73,768	-40%
Noninterest Expense
Salaries and employee benefits	47,870	43,768	9%
Loan expenses	1,711	2,395	-29%
Occupancy and equipment	4,688	3,825	23%
Professional fees	5,992	2,897	107%
Deposit insurance expense	5,984	1,429	319%
Technology expense	3,148	2,540	24%
Other expense	9,699	7,136	36%
Total noninterest expense	79,092	63,990	24%
Income Before Income Taxes	141,894	138,871	2%
Provision for income taxes	21,637	34,794	-38%
Net Income	$120,257	$104,077	16%
Dividends on preferred stock	(17,335)	(11,457)	51%
Net Income Allocated to Common Shareholders	$102,922	$92,620	11%
Basic Earnings Per Share	$2.38	$2.14	11%
Diluted Earnings Per Share	$2.38	$2.14	11%
Weighted-Average Shares Outstanding
Basic	43,207,655	43,220,198
Diluted	43,300,240	43,367,875

Key Operating Results

(Unaudited)

($ in thousands, except share data)

	Three Months Ended			Change
	June 30,	March 31,	June 30,	2Q23		2Q23
	2023	2023	2022	vs. 1Q23		vs. 2Q22
Noninterest expense	$44,320	$34,772	$32,957	27%		34%

Net interest income (before provision for credit losses)	105,617	100,693	72,031	5%		47%
Noninterest income	29,882	14,264	39,171	109%		-24%
Total income	$135,499	$114,957	$111,202	18%		22%

Efficiency ratio	32.71%	30.25%	29.64%	246	bps	307	bps

Average assets	$14,673,257	$12,885,735	$9,820,878	14%		49%
Net income	65,302	54,955	53,935	19%		21%
Return on average assets before annualizing	0.45%	0.43%	0.55%
Annualization factor	4.00	4.00	4.00
Return on average assets	1.78%	1.71%	2.20%	7	bps	(42	)bps

Return on average tangible common shareholders' equity (1)	22.03%	18.89%	23.05%	314	bps	(102	)bps

Tangible book value per common share (1)	$24.14	$22.88	$19.70	6%		23%

Tangible common shareholders' equity/tangible assets (1)	6.58%	6.95%	7.67%	(37	)bps	(109	)bps

Consolidated ratios
Total capital/risk-weighted assets(2)	11.3%	12.4%	N/A
Tier I capital/risk-weighted assets(2)	10.8%	11.9%	N/A
Common Equity Tier I capital/risk-weighted assets(2)	7.3%	7.9%	N/A
Tier I capital/average assets(2)	10.6%	11.6%	12.4%

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Measures" below:

(2) As defined by regulatory agencies; March 31, 2023 shown as estimates and prior periods shown as reported.

Certain non-GAAP financial measures provide useful information to management and investors that is supplementary to the company's financial condition, results of operations and cash flows computed in accordance with GAAP; however, they do have a number of limitations.  As such, the reader should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable  to non-GAAP financial measures that other companies use.  A reconciliation of GAAP to non-GAAP financial measures is below.  Net Income Available to Common Shareholders excludes preferred stock.  Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets and preferred stock from the calculation of total assets.  Tangible Assets is calculated by excluding the balance of goodwill and intangible assets.  Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.

	Three Months Ended			Change
	June 30,	March 31,	June 30,	2Q23		2Q23
	2023	2023	2022	vs. 1Q23		vs. 2Q22
Net income	$65,302	$54,955	$53,935	19%		21%
Less: preferred stock dividends	(8,668)	(8,667)	(5,729)	—		51%
Net income available to common shareholders	$56,634	$46,288	$48,206	22%		17%

Average shareholders' equity	$1,544,976	$1,496,610	$1,215,891	3%		27%
Less: average goodwill & intangibles	(16,858)	(16,980)	(17,361)	-1%		-3%
Less: average preferred stock	(499,608)	(499,608)	(362,149)	—		38%
Average tangible common shareholders' equity	$1,028,510	$980,022	$836,381	5%		23%

Annualization factor	4.00	4.00	4.00
Return on average tangible common shareholders' equity	22.03%	18.89%	23.05%	314	bps	(102	)bps

Total equity	$1,560,300	$1,505,684	$1,228,539	4%		27%
Less: goodwill and intangibles	(16,794)	(16,913)	(17,286)	-1%		-3%
Less: preferred stock	(499,608)	(499,608)	(362,149)	—		38%
Tangible common shareholders' equity	$1,043,898	$989,163	$849,104	6%		23%

Assets	$15,874,872	$14,240,966	$11,086,055	11%		43%
Less: goodwill and intangibles	(16,794)	(16,913)	(17,286)	-1%		-3%
Tangible assets	$15,858,078	$14,224,053	$11,068,769	11%		43%

Ending common shares	43,237,300	43,233,618	43,106,505

Tangible book value per common share	$24.14	$22.88	$19.70	6%		23%
Tangible common shareholders' equity/tangible assets	6.58%	6.95%	7.67%	(37	)bps	(109	)bps

Key Operating Results

(Unaudited)

($ in thousands, except share data)

	Six Months Ended
	June 30,	June 30,
	2023	2022	Change
Noninterest expense	$79,092	$63,990	24%

Net interest income (before provision for credit losses)	206,310	137,756	50%
Noninterest income	44,146	73,768	-40%
Total income	$250,456	$211,524	18%

Efficiency ratio	31.58%	30.25%	133	bps

Average assets	$13,784,434	$10,126,963	36%
Net income	120,257	104,077	16%
Return on average assets before annualizing	0.87%	1.03%
Annualization factor	2.00	2.00
Return on average assets	1.74%	2.06%	(32	)bps

Return on average tangible common shareholders' equity (1)	20.49%	22.72%	(223	)bps

Tangible book value per common share (1)	$24.14	$19.70	23%

Tangible common shareholders' equity/tangible assets (1)	6.58%	7.67%	(109	)bps

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Measures" below:

Certain non-GAAP financial measures provide useful information to management and investors that is supplementary to the company's financial condition, results of operations and cash flows computed in accordance with GAAP; however, they do have a number of limitations.  As such, the reader should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable  to non-GAAP financial measures that other companies use.  A reconciliation of GAAP to non-GAAP financial measures is below.  Net Income Available to Common Shareholders excludes preferred stock.  Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets and preferred stock from the calculation of total assets.  Tangible Assets is calculated by excluding the balance of goodwill and intangible assets.  Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.

	Six Months Ended
	June 30,	June 30,
	2023	2022	Change
Net income	$120,257	$104,077	16%
Less: preferred stock dividends	(17,335)	(11,457)	51%
Net income available to common shareholders	$102,922	$92,620	11%

Average shareholders' equity	$1,520,927	$1,194,981	27%
Less: average goodwill & intangibles	(16,918)	(17,428)	-3%
Less: average preferred stock	(499,608)	(362,149)	38%
Average tangible common shareholders' equity	$1,004,401	$815,404	23%

Annualization factor	2.00	2.00
Return on average tangible common shareholders' equity	20.49%	22.72%	(223	)bps

Total equity	$1,560,300	$1,228,539	27%
Less: goodwill and intangibles	(16,794)	(17,286)	-3%
Less: preferred stock	(499,608)	(362,149)	38%
Tangible common shareholders' equity	$1,043,898	$849,104	23%

Assets	$15,874,872	$11,086,055	43%
Less: goodwill and intangibles	(16,794)	(17,286)	-3%
Tangible assets	$15,858,078	$11,068,769	43%

Ending common shares	43,237,300	43,106,505

Tangible book value per common share	$24.14	$19.70	23%
Tangible common shareholders' equity/tangible assets	6.58%	7.67%	(109	)bps

Merchants Bancorp

Average Balance Analysis

($ in thousands)

(Unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:

Interest-bearing deposits, and other	$249,722	$3,335	5.36%	$184,470	$2,176	4.78%	$367,540	$910	0.99%
Securities available for sale - taxable	672,887	5,564	3.32%	445,614	2,266	2.06%	330,759	917	1.11%
Securities held to maturity	1,093,018	17,311	6.35%	1,115,243	15,754	5.73%	—	—
Mortgage loans in process of securitization	280,092	3,127	4.48%	159,333	1,648	4.19%	198,349	1,449	2.93%
Loans and loans held for sale	11,968,565	228,732	7.67%	10,595,669	189,450	7.25%	8,643,276	85,994	3.99%
Total interest-earning assets	14,264,284	258,069	7.26%	12,500,329	211,294	6.86%	9,539,924	89,270	3.75%
Allowance for credit losses on loans	(54,411)			(45,190)			(33,401)
Noninterest-earning assets	463,384			430,596			314,355

Total assets	$14,673,257			$12,885,735			$9,820,878

Liabilities & Shareholders' Equity:

Interest-bearing checking	4,307,736	48,296	4.50%	4,052,081	40,647	4.07%	3,849,876	6,945	0.72%
Savings deposits	236,012	299	0.51%	237,289	265	0.45%	238,944	62	0.10%
Money market	2,749,594	30,521	4.45%	2,848,500	28,608	4.07%	2,626,973	6,567	1.00%
Certificates of deposit	4,729,242	58,685	4.98%	3,322,991	34,922	4.26%	639,556	1,194	0.75%
Total interest-bearing deposits	12,022,584	137,801	4.60%	10,460,861	104,442	4.05%	7,355,349	14,768	0.81%

Borrowings	591,333	14,651	9.94%	482,723	6,159	5.17%	749,628	2,471	1.32%
Total interest-bearing liabilities	12,613,917	152,452	4.85%	10,943,584	110,601	4.10%	8,104,977	17,239	0.85%

Noninterest-bearing deposits	346,837			304,119			402,328
Noninterest-bearing liabilities	167,527			141,422			97,682

Total liabilities	13,128,281			11,389,125			8,604,987

Shareholders' equity	1,544,976			1,496,610			1,215,891

Total liabilities and shareholders' equity	$14,673,257			$12,885,735			$9,820,878

Net interest income		$105,617			$100,693			$72,031

Net interest spread			2.41%			2.76%			2.90%

Net interest-earning assets	$1,650,367			$1,556,745			$1,434,947

Net interest margin			2.97%			3.27%			3.03%

Average interest-earning assets to average interest-bearing liabilities			113.08%			114.23%			117.70%

Supplemental Results

(Unaudited)

($ in thousands)

	Net Income			Net Income
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Segment
Multi-family Mortgage Banking	$11,242	$1,966	$19,556	$13,208	$31,048
Mortgage Warehousing	18,596	8,641	11,868	27,237	25,027
Banking	42,650	49,307	25,932	91,957	54,696
Other	(7,186)	(4,959)	(3,421)	(12,145)	(6,694)
Total	$65,302	$54,955	$53,935	$120,257	$104,077

	Total Assets
	June 30,	March 31,	December 31,
	2023	2023	2022
Segment
Multi-family Mortgage Banking	$373,680	$341,487	$351,274
Mortgage Warehousing	4,474,832	3,318,491	2,519,810
Banking	10,784,596	10,430,293	9,587,544
Other	241,764	150,695	156,599
Total	$15,874,872	$14,240,966	$12,615,227

	Gain on Sale of Loans			Gain on Sale of Loans
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Loan Type
Multi-family	10,361	$4,920	$19,623	$15,281	$34,576
Single-family	202	277	406	479	863
Small Business Association (SBA)	787	1,536	1,535	2,323	4,090
Total	$11,350	$6,733	$21,564	$18,083	$39,529

	Loans Receivable and Loans Held for Sale
	June 30,	March 31,	December 31,
	2023	2023	2022
Mortgage warehouse lines of credit	$1,201,932	$604,445	$464,785
Residential real estate	1,342,586	1,215,252	1,178,401
Multi-family financing	3,746,333	3,566,530	3,135,535
Healthcare financing	2,128,378	1,941,204	1,604,341
Commercial and commercial real estate (1)(2)	1,394,256	1,194,320	978,661
Agricultural production and real estate	91,599	89,516	95,651
Consumer and margin loans	11,920	15,781	13,498
	9,917,004	8,627,048	7,470,872
Less: Allowance for credit losses on loans	62,986	51,838	44,014
Loans receivable	$9,854,018	$8,575,210	$7,426,858

Loans held for sale	3,058,013	2,855,250	2,910,576
Total loans, net of allowance	$12,912,031	$11,430,460	$10,337,434

(1)     Includes $894.7 million, $672.9 million and $497.0 million of revolving  lines of credit collateralized primarily by mortgage servicing rights as of June 30, 2023, March 31, 2023 and December 31, 2022, respectively.

(2)     Includes only $8.3 million, $9.1 million and $12.8 million of non-owner occupied commerical real estate as of June 30, 2023, March 31, 2023 and December 31, 2022, respectively.